Barnes Group Inc. / 1

Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

Barnes Group Inc. Reports Second Quarter 2011
Earnings per Diluted Share of $0.40, up 54%

▪	Quarterly Net Sales grew 16% to $328 million

▪	Quarterly Operating Margin expands to 10.2%, a 180 bps improvement

▪	2011 EPS Guidance updated to $1.35 to $1.45 per diluted share, up 42% to 53% from 2010

BRISTOL, Conn., July 29, 2011 - Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the second quarter 2011. Net sales grew 16 percent to $328.0 million, up from $281.9 million in the second quarter of 2010. Excluding the favorable impact of foreign exchange, net sales were up 12 percent. Net income for the second quarter grew 51 percent to $22.3 million, or $0.40 per diluted share, from $14.8 million, or $0.26 per diluted share, a year earlier.

($ millions; except per share data)	Three months ended June 30,					Six months ended June 30,
	2011	2010	Change			2011	2010	Change
Net Sales	$328.0	$281.9	$46.1	16.3%		$646.7	$560.0	$86.7	15.5%
Operating Income	$33.5	$23.7	$9.8	41.6%		$63.0	$43.3	$19.6	45.3%
% of Sales	10.2%	8.4%		1.8	pts.	9.7%	7.7%		2.0	pts.
Net Income	$22.3	$14.8	$7.5	50.6%		$41.4	$26.7	$14.8	55.4%
% of Sales	6.8%	5.3%		1.5	pts.	6.4%	4.8%		1.6	pts.
Net Income Per Diluted Share	$0.40	$0.26	$0.14	53.8%		$0.74	$0.47	$0.27	57.4%

“Barnes Group's strong financial performance during the second quarter reflects the ongoing benefit of our focus on profitable growth and operating productivity,” said Gregory F. Milzcik, President and Chief Executive Officer. “Double-digit sales growth drove solid operating profit improvement in both of our business segments this quarter, and we expect to see further profitability leverage from incremental sales as our end-markets continue their rebound.”

Logistics and Manufacturing Services

•
The Logistics and Manufacturing Services segment recorded sales of $155.3 million in the second quarter of 2011, up $16.8 million or 12 percent from last year's second quarter. This segment achieved $11.6 million of organic sales growth primarily from aerospace aftermarket and North American distribution businesses. Foreign currency translation positively affected second quarter 2011 net sales by approximately $5.2 million.

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•
Operating profit at Logistics and Manufacturing Services increased 65 percent to $16.8 million, from $10.2 million in the second quarter of 2010. The increase in profitability was positively impacted by higher sales, improved customer sales mix and further productivity improvements in the North American distribution businesses. The aerospace aftermarket business likewise benefited from operating profit flow-through on higher sales. Operating profit for the segment was partially offset by costs associated with strategic initiatives.

Precision Components

•
The Precision Components segment recorded sales of $175.8 million in the second quarter of 2011, up $29.2 million, a 20 percent increase from last year's second quarter. Organic sales grew $21.0 million in the quarter as a result of increases in the North American and European industrial manufacturing businesses and from better performance in the transportation industry, including automotive. Net sales in the aerospace OEM business also achieved double-digit growth. Foreign currency translation positively affected second quarter 2011 net sales by approximately $8.2 million.

•
Operating profit at Precision Components was $16.7 million, an increase of 24 percent. The operating profit improvement resulted from the beneficial impact of higher sales levels combined with lower cost structures resulting from previous actions and lean initiatives. These improvements were offset in part by incremental expense from higher production levels, unfavorable foreign exchange, and added costs for strategic initiatives.

Additional Information

•
Interest expense decreased $2.6 million from last year's second quarter to $2.4 million. The decrease was a result of a lower average effective interest rate combined with a reduction in debt discount amortization and the maturity of interest rate swap agreements. The lower average interest rate reflects the significant shift from fixed rate debt to lower variable rate debt due to the retirement of senior notes and redemption of the 3.75% convertible notes. Both were funded using the Company's low cost variable rate credit facility.

•
The Company's effective tax rate for the second quarter of 2011 was 27.6 percent, compared to 16.0 percent in the second quarter last year. The increase in the second quarter 2011 effective tax rate was primarily driven by a projected shift in the mix of earnings attributable to higher-taxing jurisdictions, the recognition of a discrete tax expense of $1.8 million related to tax adjustments for prior years, and the effect of an increase in the planned repatriation of a portion of current year earnings to the U.S.

Revised 2011 Outlook
The Company now expects 2011 revenue to grow 12 to 14 percent from 2010, and earnings per diluted share to be in the range of $1.35 to $1.45, up 42 to 53 percent from 2010. Milzcik continued, “Looking forward, we anticipate continued improvement in our end-markets, especially in the aerospace businesses. Coupling a positive demand environment with the ongoing benefits of our focus on profitable growth, we now expect to deliver a higher level of performance for the year.”

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Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss second-quarter 2011 results at 8:30 a.m. EST today, July 29, 2011. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, more than 4,800 dedicated employees at more than 67 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets, including any associated impact in the event of a failure to reach agreement on the U.S. federal debt ceiling, such as a debt rating downgrade; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of any future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Planning and Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2011	2010	% Change	2011	2010	% Change
Net sales	$327,950	$281,892	16.3	$646,703	$560,029	15.5

Cost of sales	207,361	177,821	16.6	410,537	355,844	15.4
Selling and administrative expenses	87,067	80,389	8.3	173,196	160,836	7.7
	294,428	258,210	14.0	583,733	516,680	13.0
Operating income	33,522	23,682	41.6	62,970	43,349	45.3

Operating margin	10.2%	8.4%		9.7%	7.7%

Interest expense	2,364	4,978	(52.5)	6,032	10,097	(40.3)
Other expense (income), net	298	1,065	(72.0)	802	1,387	(42.2)
Income before income taxes	30,860	17,639	75.0	56,136	31,865	76.2

Income taxes	8,528	2,815	NM	14,732	5,213	NM
Net income	$22,332	$14,824	50.6	$41,404	$26,652	55.4

Common dividends	$4,414	$4,390	0.5	$8,765	$8,787	(0.3)

Per common share:
Net income:
Basic	$0.40	$0.27	48.1	$0.75	$0.48	56.3
Diluted	0.40	0.26	53.8	0.74	0.47	57.4
Dividends	0.08	0.08	—	0.16	0.16	—

Weighted average common shares outstanding:
Basic	55,414,347	55,546,969	(0.2)	55,067,079	55,470,721	(0.7)
Diluted	56,288,447	56,339,770	(0.1)	55,948,098	56,152,953	(0.4)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2011	2010	% Change	2011	2010	% Change
Net sales
Logistics and Manufacturing Services	$155,291	$138,460	12.2	$305,310	$273,742	11.5
Precision Components	175,804	146,604	19.9	347,376	292,385	18.8
Intersegment sales	(3,145)	(3,172)	0.9	(5,983)	(6,098)	1.9
Total net sales	$327,950	$281,892	16.3	$646,703	$560,029	15.5

Operating profit
Logistics and Manufacturing Services	$16,793	$10,173	65.1	$29,803	$18,497	61.1
Precision Components	16,729	13,509	23.8	33,167	24,852	33.5
Total operating profit	33,522	23,682	41.6	62,970	43,349	45.3

Interest expense	2,364	4,978	(52.5)	6,032	10,097	(40.3)
Other expense (income), net	298	1,065	(72.0)	802	1,387	(42.2)
Income before income taxes	$30,860	$17,639	75.0	$56,136	$31,865	76.2

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$16,577	$13,450
Accounts receivable	233,337	197,715
Inventories	229,929	216,382
Deferred income taxes	27,260	10,449
Prepaid expenses and other current assets	12,720	12,212
Total current assets	519,823	450,208

Deferred income taxes	29,027	42,722
Property, plant and equipment, net	227,201	218,434
Goodwill	405,972	384,241
Other intangible assets, net	286,160	290,798
Other assets	17,521	16,854
Total assets	$1,485,704	$1,403,257

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$3,873	$4,930
Accounts payable	106,769	98,191
Accrued liabilities	96,194	86,602
Long-term debt - current	781	93,141
Total current liabilities	207,617	282,864

Long-term debt	327,730	259,647
Accrued retirement benefits	99,942	112,886
Other liabilities	38,220	35,741

Total stockholders' equity	812,195	712,119
Total liabilities and stockholders' equity	$1,485,704	$1,403,257

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2011	2010
Operating activities:
Net income	$41,404	$26,652
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	28,822	26,082
Amortization of convertible debt discount	1,117	2,805
(Gain) loss on disposition of property, plant and equipment	(607)	422
Stock compensation expense	4,294	3,546
Withholding taxes paid on stock issuances	(664)	(89)
Changes in assets and liabilities:
Accounts receivable	(24,875)	(26,779)
Inventories	(9,822)	(8,674)
Prepaid expenses and other current assets	22	(2,680)
Accounts payable	8,051	12,353
Accrued liabilities	6,305	5,351
Deferred income taxes	1,650	(1,396)
Long-term retirement benefits	(13,762)	(7,389)
Other	(1,593)	2,627
Net cash provided by operating activities	40,342	32,831

Investing activities:
Proceeds from disposition of property, plant and equipment	2,243	157
Capital expenditures	(19,342)	(15,060)
Other	(4,236)	(1,726)
Net cash used by investing activities	(21,335)	(16,629)

Financing activities:
Net change in other borrowings	(1,363)	(2,565)
Payments on long-term debt	(275,074)	(137,493)
Proceeds from the issuance of long-term debt	249,490	131,400
Premium paid on convertible debt redemption	(9,803)	—
Proceeds from the issuance of common stock	26,086	3,522
Common stock repurchases	—	(4,059)
Dividends paid	(8,765)	(8,787)
Excess tax benefit on stock awards	3,102	—
Other	(131)	(108)
Net cash used by financing activities	(16,458)	(18,090)

Effect of exchange rate changes on cash flows	578	(1,194)
Increase (decrease) in cash and cash equivalents	3,127	(3,082)

Cash and cash equivalents at beginning of period	13,450	17,427
Cash and cash equivalents at end of period	$16,577	$14,345

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2011	2010
Free cash flow:
Net cash provided by operating activities	$40,342	$32,831
Capital expenditures	(19,342)	(15,060)
Free cash flow	$21,000	$17,771

Notes:
1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.